May 14, 2001



VIA FAX 281-272-2987
and MAIL





Mike Pugh
Regent Energy Corporation
Houston, Texas

Dear Mr. Pugh:

This letter is to confirm that our limited review of the March 31, 2001 Form 10-QSB of Regent Energy Corporation cannot be completed without unreasonable time or effort.

Respectfully,



/s/ Hein & Associates, LLP
HEIN & ASSOCIATES LLP
HOUSTON, TEXAS